EXHIBIT 99.1

June 15, 2006

To the Board of Directors of ICOP Digital, Inc.:

I regret to inform you that I have decided to resign from the Board of Directors, effective as of the 2006 Annual Meeting of Stockholders. I am pursuing other business interests, to which I must dedicate my full-time efforts and attention. I wish ICOP well in its endeavors, and I intend to remain available to assist ICOP in a capacity other than as a director.

Best regards,

/s/ Charles A. Ross
Charles A. Ross, Sr.